Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Frontier Beverage Company, Inc., a Nevada corporation (the “Company”), and Terry Harris (the “Employee”) effective as of January 1, 2010. The Company desires to employ the Employee, and the Employee desires to be employed by the Company. Therefore, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

SECTION 1. - EMPLOYMENT

1.1           Employment. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement.  There is no specific term of employment under this Agreement. The Employee is employed at-will, which means that either the Company or the Employee can end the employment relationship at any time, with or without reason or notice.

1.2           Offices and Duties. The Employee shall serve the Company as President and Treasurer, with the authority, duties and responsibilities customarily incident to such offices. The Employee shall perform such other services commensurate with his position as may from time to time be assigned to the Employee by the Board of Directors of the Company. Further, the Employee’s actions shall at all times be subject to the direction of the Directors of the Company.

1.3           Performance. While employed under this Agreement, the Employee shall devote on a full-time basis all of his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. The Employee shall comply with the employee policies or written manuals of the Company as they exist from time to time as applicable generally to the Company’s employees.

1.4           Place of Work. The Employee shall perform services under this Agreement at the Company’s principal office in Memphis, Tennessee, and at such other place or places as the Employee and the Company shall mutually agree. In addition, the Employee understands and agrees that he may be required to travel extensively in connection with the performance of his duties.

SECTION 2. - COMPENSATION FOR EMPLOYMENT

2.1           Base Salary. Effective as of January 1, 2010, the base annual compensation of the Employee for all of his employment services to the Company under this Agreement shall be $120,000, which the Company shall pay to the Employee in equal installments and in accordance with the normal payroll policies of the Company unless otherwise mutually agreed upon by the Company and the Employee. The base annual compensation may be increased or decreased at the sole discretion of the Board of Directors of the Company.

2.2           Bonus. The Employee shall also be entitled to a nondiscretionary annual bonus equal to $1.00 for each case of any beverage product sold or distributed by the Company during its fiscal year less $120,000, which the Company shall pay to the Employee in one installment within 30 days after the end of the fiscal year or termination of employment unless otherwise mutually agreed upon by the Company and the Employee. In the event this Agreement is terminated for any reason, Employee shall be entitled to a pro rated amount based upon the truncated bonus period. The bonus compensation may be increased or decreased at the sole discretion of the Board of Directors of the Company.

2.3            Payment and Reimbursement of Expenses. The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred by the Employee in performing his obligations under this Agreement in accordance with the policies and procedures of the Company, provided that the Employee properly accounts for such expenses in accordance with the regular policies of the Company.

2.4           Other Benefits. While employed under this Agreement, the Employee shall be entitled to participate in or receive benefits under any plan or arrangement made available by the Company to its employees (including any medical, dental, short-term and long-term disability, life insurance and 401(k) programs), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Any such plan or arrangement shall be revocable and subject to termination or amendment at any time.

SECTION 3. - CONFIDENTIAL INFORMATION

3.1            Confidential Information. The Company agrees that it will provide Employee with specialized knowledge regarding the Company’s business, and will provide Employee with initial and ongoing confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to, any software developed by the Company or Related Companies and documentation relating to such product specifications and documentation related to such specifications, distribution and promotional materials developed by the Company and documentation related to such products, recruiting methodology, sales methodology, information regarding the Company’s customers/clients, distributors, suppliers, pricing information, sales procedures, operating procedures, marketing plans and procedures, financial information, product information, other technical or business information of the Company, and any other information which Employee has reason to believe the Company would not want disclosed to the public or to a third party. Employee understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

3.2            Disclosure Of Confidential Information. Employee agrees that he will hold all Confidential Information in trust for the Company and will not: (1) use the information for any purpose other than the benefit of the Company; or (2) disclose to any person or entity any Confidential Information except as necessary during Employee’s employment with the Company to perform services on behalf of the Company. Employee will also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

3.3           Return Of Information. Upon termination of employment, or at any earlier time as directed by the Company, Employee shall immediately deliver to the Company any and all Confidential Information in Employee’s possession, any other documents or information which Employee acquired as a result of his employment with the Company and any copies of any such documents/information. Employee shall not retain any originals or copies of any documents or materials related to the Company’s business which employee came into possession of or created as a result of his employment with the Company. Employee acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Employee shall immediately deliver to the Company any property of the Company in the Employee’s possession.

SECTION 4. - REMEDIES

4.1           Remedies. In the event of a breach of this Agreement by Employee, the Company shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (1) injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (2) damages incurred by the Company as a result of the breach; and (3) attorneys’ fees and costs incurred by the Company in enforcing the terms of this Agreement.

SECTION 5. - REPRESENTATION BY EMPLOYEE

5.1           Representation by Employee. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s performance of his duties hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement to which Employee is a party or is bound.

SECTION 6. - GENERAL

6.1           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee or, at the Company’s sole option, by the laws of the state or states where this Agreement may be at issue in any litigation involving the Company. Venue of any litigation arising from this Agreement shall be in a court of competent jurisdiction in Memphis, Tennessee.

6.2           Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee, and the Company may not assign its rights, duties, or responsibilities without the consent of the Employee.

6.3           Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by overnight delivery service, addressed as follows:

If to the Employee:                        Terry Harris
___________________________
___________________________
___________________________

If to the Company:                        Frontier Beverage Company, Inc.
Attention: Board of Directors
1837 Harbor Avenue
Post Office Box 13098
Memphis, Tennessee 38113

Such addresses may be changed from time to time by written notice to the other party.

6.4           Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other agreements (oral or written) with respect to the subject matter hereof.  This Agreement may not be modified or amended in any way except in writing by the parties hereto.

6.5           Duration. Notwithstanding the termination of Employee’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

6.6           Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

6.7           Severability. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

6.8           Subsidiaries. Wherever the term Company is referred to in this Agreement, it shall include all subsidiaries of the Company even where the term “subsidiaries” is not explicitly stated in connection with such reference, as such subsidiaries may exist from time to time.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

EMPLOYEE:	COMPANY: Frontier Beverage Company, Inc.

/s/ Terry Harris	By: /s/ Timothy Barham
Terry Harris	Name: Timothy Barham
Title: Vice President